UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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DATE OF REPORT (Date of earliest event reported): June 30, 2010

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FIRST MERCHANTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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INDIANA	0-17071	35-1544218
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Jackson Street
P.O. Box 792
Muncie, IN 47305-2814
(Address of Principal Executive Offices, including Zip Code)

(765) 747-1500
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)           On June 30, 2010, First Merchants Corporation (the “Corporation”) issued approximately $46,400,000 in aggregate principal amount of trust preferred securities (the “Capital Securities”) through the Corporation’s wholly owned subsidiary trust, First Merchants Capital Trust III, a Delaware Statutory Trust (the “Trust”).  The Capital Securities and Debentures bear interest, payable quarterly, at a rate of five percent (5%) until February 20, 2014 when the rate increases to nine percent (9%).  The Capital Securities and Debentures are redeemable by the Corporation upon proper notice and regulatory approval (i) at any time, so long as they are held by the United States Department of the Treasury (the “Treasury Department”) and (ii) at any time after June 30, 2015, if they are held by a person or entity other than the Treasury Department.

The Capital Securities were issued to the Treasury Department in exchange for 46,400 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount of $1,000 per share (the “Preferred Stock”), pursuant to the terms and conditions of an Exchange Agreement, dated June 30, 2010 (the “Exchange Agreement”).  The Preferred Stock, which had been issued to the Treasury Department in connection with the Troubled Assets Relief Program’s Capital Purchase Program (“TARP”), will be cancelled.  Following the exchange, the Treasury Department continues to hold 69,600 shares of Preferred Stock along with warrants to purchase up to 991,453 shares of the Corporation’s common stock which was also issued pursuant to TARP.  The terms of the Preferred Stock and related warrants have previously been disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2009.

The Corporation has the ability to defer interest payments on the Capital Securities for up to 20 consecutive quarterly periods (5 years), provided that there is no event of default. Interest on the Capital Securities will continue to accrue during the extension period, and all accrued interest must be paid at the end of each extension period. During a deferral period, the Corporation may not, except in certain limited circumstances, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with or junior in interest to the Debentures.

The Debentures were issued pursuant to an Indenture and a First Supplemental Indenture, each dated as of June 30, 2010 between the Corporation and U.S. Bank Trust National Association as trustee. The terms of the Debentures are substantially the same as the terms of the Capital Securities. The interest paid by the Corporation on the Debentures will be used by the Trust to pay the quarterly distributions on the Capital Securities.

The terms of the Capital Securities are governed by an Amended and Restated Declaration of Trust, dated as of June 30, 2010 (the “Trust Agreement”) among the Corporation, as depositor, U.S. Bank Trust National Association, as property trustee and Delaware trustee, and the administrative trustees named therein.

Under the terms of the Capital Securities, an event of default generally occurs upon the Corporation’s failure to make required payments when due, its declaration of bankruptcy, or breach of certain covenants made in connection with the issuance of the Debentures, among other things.

In connection with the placement of the Capital Securities, the Corporation entered into a Guarantee Agreement with U.S. Bank Trust National Association as guarantee trustee, dated as of June 30, 2010 (the “Guarantee Agreement”), for the purpose of guaranteeing the payment, after the expiration of any cure period, of any amounts to be paid by the Trust under the terms of the Capital Securities. The obligations of the Corporation under the Guarantee Agreement constitute unsecured obligations of the Corporation and rank subordinate and junior to all senior debt of the Corporation. The Guarantee Agreement shall terminate upon the full payment of the redemption price for the Capital Securities or full payment of the Debenture upon liquidation of the Trust.

The Company anticipates the exchange of the Preferred Stock for the Capital Securities will prompt a gain of approximately $10 million reflecting the net accounting benefit of the favorable interest rate terms of the newly issued Capital Securities compared to current market rates.

The preceding description is qualified in its entirety by reference to the terms of the Trust Agreement, the Indenture, the First Supplement Indenture, the Guarantee Agreement, the form of Capital Securities Certificate and the Exchange Agreement, copies of which are attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5 and 10.1, respectively and incorporated herein by reference.

The Corporation also issued a press release on July 2, 2010 announcing the completion of the exchange.  Attached as Exhibit 99.1 is a copy of the press release.

Item 9.01.                      Financial Statements and Exhibits.

(d)	(4.1) Amended and Restated Declaration of Trust, dated as of June 30, 2010;
(4.2) Indenture, dated as of June 30, 2010;
(4.3) First Supplemental Indenture, dated as of June 30, 2010
(4.4) Guarantee Agreement, dated as of June 30, 2010;
(4.5) Form of Capital Securities Certificate of First Merchants Capital Trust III;
(10.1) Exchange Agreement, dated as of June 30, 2010;
(99.1) Press Release, dated July 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: June 30, 2010.

FIRST MERCHANTS CORPORATION

By: /s/ Mark K. Hardwick
    Mark K. Hardwick,
    Executive Vice President and
    Chief Financial Officer

EXHIBIT INDEX

4.1 Amended and Restated Declaration of Trust, dated as of June 30, 2010;
4.2 Indenture, dated as of June 30, 2010;
4.3 First Supplemental Indenture, dated as of June 30, 2010
4.4 Guarantee Agreement, dated as of June 30, 2010;
4.5 Form of Capital Securities Certificate of First Merchants Capital Trust III;
10.1 Exchange Agreement, dated as of June 30, 2010;
99.1 Press Release, dated July 2, 2010